Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-239907) pertaining to  the nCino, Inc. 2019 Amended and Restated Equity Incentive Plan, nCino, Inc. Employee Stock Purchase Plan, and nCino, Inc. 2014 Omnibus Stock Ownership and Long Term Incentive Plan of our report dated March 31, 2021, with respect to the consolidated financial statements and the financial statement schedule listed in Item 15.2. of nCino, Inc. included in this Annual Report (Form 10-K) for the year ended January 31, 2021.

/s/ Ernst & Young LLP

Raleigh, North Carolina
March 31, 2021